EXHIBIT 99.1

Cracker
Barrel
Old Country Store [logo]

CRACKER BARREL OLD COUNTRY STORE, INC. ELECTS
COLEMAN PETERSON TO BOARD OF DIRECTORS

LEBANON, Tenn.  (June 20, 2011) – Cracker Barrel Old Country Store, Inc. has elected Coleman Peterson to its Board of Directors, effective immediately.  Peterson’s election brings the number of Cracker Barrel board members to 10, nine of whom are independent directors.

Coleman Peterson is president/CEO of Hollis Enterprises, LLC, the human resources consulting firm he founded in 2004 following his retirement from Wal-Mart Stores, Inc.  Known as America’s top people person, Peterson served as executive vice president of people for Wal-Mart Stores, Inc., where he had the distinction of being the chief human resource officer of the world’s largest private workforce.

Peterson adds his extensive retail experience to the Cracker Barrel board, whose members represent a wide breadth of experience in both the retail and restaurant industries.  He serves on the corporate boards as well as the nominating and corporate governance committees of both J.B. Hunt Transport of Lowell, Arkansas, and Build-A-Bear Workshop of St. Louis, Missouri. Peterson was appointed to the Board of Trustees of Northwest Arkansas Community College by former Arkansas Governor Mike Huckabee and recently completed a three year term as chairman of that board.  He was inducted as a Fellow of the National Academy of Human Resources, the highest recognition with the human resource industry.  He holds both bachelor’s and master’s degrees from Loyola University.

Awards of note include being a recipient of the Society for Human Resource Management’s highest recognition, The Award for Professional Excellence, the Lifetime Achievement Award for Human Resources Excellence from Linkage Incorporated, and the Martin Luther King Lifetime Achievement award from the Northwest Arkansas MLK Planning Committee.

“We are both fortunate and pleased to welcome a businessman of Coleman Peterson’s caliber to Cracker Barrel’s board of directors,” said Michael A. Woodhouse, chairman and chief executive officer. “He offers an exceptional depth of knowledge in the retail industry and will complement the strengths of his fellow board members who have successfully guided Cracker Barrel through some of the toughest economic times in our country’s history.”

About Cracker Barrel
Cracker Barrel Old Country Store provides a friendly home-away-from-home in its old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.  The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its made from scratch biscuits using an old family recipe.  The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 601 company-owned locations in 42 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit crackerbarrel.com.

Media contact:
For Cracker Barrel
Julie Davis / (615) 443-9266
jdavis@crackerbarrel.com